Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated December 18, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Venus Acquisition Corporation as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from May 14, 2018 (inception) through December 31, 2018 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

January 27, 2021